Exhibit 99.3

Acting-in-Concert Agreement (Pool Agreement)

(“agreement” or “pool agreement”)

between

DELPHI Unternehmensberatung Aktiengesellschaft (“DELPHI”) with HQ in Heidelberg entered in the Commercial Register at Mannheim District Court
under HRB 705381
and located at: Ziegelhäuser Landstr. 1, 69120 Heidelberg, Germany

SPARTA AG (“SPARTA”) with its registered office in Hamburg
entered in the Commercial Register at Hamburg District Court under HRB 58870
and located at: Ziegelhäuser Landstr. 1, 69120 Heidelberg, Germany

Deutsche Balaton Biotech AG (“DB Biotech”) with its registered office in Frankfurt am Main entered in the Commercial Register at Frankfurt am Main District Court
under HRB 111190
and located at: Ziegelhäuser Landstr. 1, 69120 Heidelberg, Germany

Deutsche Balaton Aktiengesellschaft (“DBAG”) with its registered office in Heidelberg entered in the Commercial Register at Mannheim District Court
under HRB 338172
and located at: Ziegelhäuser Landstr. 1, 69120 Heidelberg, Germany

Prisma Equity AG (“Prisma”) with its registered office in Heidelberg entered in the Commercial Register at Mannheim District Court
under HRB 716344
and located at: Ziegelhäuser Landstr. 1, 69120 Heidelberg, Germany

ABC Beteiligungen AG (“ABC”) with its registered office in Heidelberg entered in the Commercial Register at Mannheim District Court
under HRB 337968
and located at: Ziegelhäuser Landstr. 1, 69120 Heidelberg, Germany

and

Heidelberger Beteiligungsholding AG (“HDBH”) with its registered office in Heidelberg entered in the Commercial Register at Mannheim District Court
under HRB 338007
and located at: Ziegelhäuser Landstr. 1, 69120 Heidelberg, Germany

(together: the “pool members” or “contracting parties”
and individually: the “pool member” or the “contracting party”)

Preamble

The pool members are shareholders in Biofrontera AG, which has its registered office in Leverkusen and is entered in the Commercial Register at Cologne District Court under HRB 49717 (“company”). The shares in the company are traded on the Regulated Market of the Frankfurt Stock Exchange and on the Regulated Market of the Düsseldorf Stock Exchange under the ISIN DE0006046113. American Depositary Shares (“ADS”) are also traded on the NASDAQ. However, ADS are not object of this agreement. At the time of signing this agreement, the company's share capital is € 44,849,365.00. This is divided into 44,849,365 no-par-value bearer shares with a nominal value of € 1.00 per no-par-value share. According to the articles of association of the target company, each no-par-value share grants one vote at the company's Annual General Meetings.

With the exception of DELPHI, the pool members are affiliated companies in the sense of Section 15 et seq. of the German Stock Corporation Act (AktG) at the time of signing this agreement (both individually as an “affiliated company” and together as “affiliated companies”). A de-domination agreement is in place between VV Beteiligungen AG, which is controlled by DELPHI, and DBAG, the majority of whose shares and voting rights are held by VV Beteiligungen AG. This means that DELPHI does not exercise any indirect controlling influence on DBAG.

The status of a contracting party as an affiliated company does not constitute a basis for conducting business in the sense of this agreement. Should a contracting party lose its status as an affiliated company toward the other pool members, this has no impact on the effectiveness of this agreement. In particular, this does not lead to a special right of termination or cancellation of one of the contracting parties, nor to a right to amend the agreement.

The pool members hold the following specific stakes in the company at the time of signing this agreement:

1.	DELPHI directly holds 6,571,784 shares in the company. This corresponds to around 14.65 % of the share capital and voting rights in the company. The shares in the company that are held by DELPHI are allocated to Mr. Wilhelm K. T. Zours pursuant to Section 30 (1) Sentence 1 No. 1 and Sentence 3 of the German Securities Acquisition and Takeover Act (WpÜG), as well as Section 34 (1) Sentence 1 No. 1 of the German Securities Trading Act (WpHG).

2.	SPARTA directly holds 3,215,000 shares in the company. This corresponds to around 7.17 % of the share capital and voting rights in the company. The shares in the company that are held by SPARTA are allocated to Deutsche Balaton Aktiengesellschaft, VV Beteiligungen Aktiengesellschaft, DELPHI Unternehmensberatung Aktiengesellschaft, and Mr. Wilhelm K. T. Zours pursuant to Section 30 (1) Sentence 1 No. 1 and Sentence 3 of the German Securities Acquisition and Takeover Act (WpÜG), as well as Section 34 (1) Sentence 1 No. 1 of the German Securities Trading Act (WpHG).

3.	DB Biotech directly holds 1,999,639 shares in the company. This corresponds to around 4.46 % of the share capital and voting rights in the company. The shares in the company that are held by DB Biotech are allocated to Deutsche Balaton Aktiengesellschaft, VV Beteiligungen Aktiengesellschaft, DELPHI Unternehmensberatung Aktiengesellschaft, and Mr. Wilhelm K. T. Zours pursuant to Section 30 (1) Sentence 1 No. 1 and Sentence 3 of the German Securities Acquisition and Takeover Act (WpÜG), as well as Section 34 (1) Sentence 1 No. 1 of the German Securities Trading Act (WpHG).

4.	DBAG directly holds 1,328,447 shares in the company. This corresponds to around 2.96 % of the share capital and voting rights in the company. The shares in the company that are held by DBAG are allocated to VV Beteiligungen Aktiengesellschaft, DELPHI Unternehmensberatung Aktiengesellschaft, and Mr. Wilhelm K. T. Zours pursuant to Section 30 (1) Sentence 1 No. 1 and Sentence 3 of the German Securities Acquisition and Takeover Act (WpÜG), as well as Section 34 (1) Sentence 1 No. 1 of the German Securities Trading Act (WpHG).

5.	Prisma directly holds 180,632 shares in the company. This corresponds to around 0.40 % of the share capital and voting rights in the company. The shares in the company that are held by Prisma are allocated to Deutsche Balaton Aktiengesellschaft, VV Beteiligungen Aktiengesellschaft, DELPHI Unternehmensberatung Aktiengesellschaft, and Mr. Wilhelm K. T. Zours pursuant to Section 30 (1) Sentence 1 No. 1 and Sentence 3 of the German Securities Acquisition and Takeover Act (WpÜG), as well as Section 34 (1) Sentence 1 No. 1 of the German Securities Trading Act (WpHG). The shares held directly by Prisma in Biofrontera AG are held on a trust basis for DB Biotech. The basis of this trust relationship is an agreement concluded between DB Biotech and Prisma (the “trust agreement”) from May 7, 2018. The provisions of the trust agreement continue to apply without any changes. Should one provision or its concrete application in this pool agreement contradict a provision of the trust agreement in a specific case, the corresponding provision of this pool agreement takes precedence in the event of any doubts.

6.	ABC directly holds 101,455 shares in the company. This corresponds to around 0.23 % of the share capital and voting rights in the company. The shares in the company that are held by ABC are allocated to Deutsche Balaton Aktiengesellschaft, VV Beteiligungen Aktiengesellschaft, DELPHI Unternehmensberatung Aktiengesellschaft, and Mr. Wilhelm K. T. Zours pursuant to Section 30 (1) Sentence 1 No. 1 and Sentence 3 of the German Securities Acquisition and Takeover Act (WpÜG), as well as Section 34 (1) Sentence 1 No. 1 of the German Securities Trading Act (WpHG).

7.	HDBH intends to acquire at least 1 share in the company before signing this agreement. The acquisition of at least one share in the company is a prerequisite for HDBH being authorized to sign this agreement.

The pool members agree that they will coordinate their interests and exercise their voting rights in a unified way in order to secure and maintain both their current and future influence on the company in a sustainable way.

On this basis, the pool members merge to form a private company (“GbR”) and then sign the following agreement:

Section 1 Purpose of the agreement

(1)	The purpose of this agreement is to combine the interests of the pool members as a way of securing their joint influence on the company, in particular through uniform exercising of voting rights resulting from the Biofrontera shares covered by this agreement with regard to all resolutions to be passed at the Annual General Meeting of the company, as well as through elections to be held. The objective here is to act in unison as a way of continually promoting the economic development and increasing the stock exchange value of the company by establishing a corresponding block of voting rights at the company's Annual General Meeting.

(2)	All no-par-value shares in the company that are held by the pool members either currently or in the future are subject to the provisions of this agreement, regardless of whether they are held by the parties to this agreement themselves or by others, for example trustees (both individually as a single “pool share” and together as “pool shares”). Shares held on a trust basis for a third party that is not itself a contracting party are not covered by this agreement.

(3)	The pool members hereby undertake to exercise their voting rights resulting from all shares subject to this agreement consistently for all resolutions and elections at the company's Annual General Meeting pursuant to the following provisions or to abstain from all votes consistently.

(4)	Unless otherwise stipulated in this agreement, all rights and obligations of the pool members resulting from their shares in the company, particularly with regard to entrusting the pool shares and their purchase or sale, remain unaffected by this pool agreement. In particular, each contracting party is independently responsible for ensuring that voting rights announcements are drawn up properly and on time in line with the German Securities Trading Act (WpHG).

Section 2 Securing uniform exercising of voting rights

(1)	To ensure that all voting rights of pool members, resulting from all shares governed by this agreement, are exercised uniformly at the company's Annual General Meetings, the pool members must therefore reach a decision in a joint meeting of all pool members (the “pool meeting”), that is to be held no later than two weeks prior to each Annual General Meeting of the company, as to how the voting rights resulting from the shares are to be exercised for each of the individual items on the agenda at the company's Annual General Meeting. The pool members are then obligated to cast their votes, resulting from the shares governed by this agreement, at the company's Annual General Meeting in accordance with the resolution passed during the pool meeting, regardless of whether and how they voted on said resolution during the pool meeting and regardless of whether the respective contracting party was present or represented at the pool meeting or not. Both the pool spokesperson and the deputy are authorized to delegate their powers. The pool members are themselves each responsible for registering their respective voting rights for the company's Annual General Meeting. The pool members can be represented at the company's Annual General Meetings by a pool spokesperson, a deputy spokesperson, or a third party. If third parties are granted power of attorney to exercise the votes of a pool member at the company's Annual General Meeting, these third parties must be issued corresponding instructions to ensure that the respective voting rights are exercised in accordance with the strategy approved at the pool meeting. The pool members should also ensure that all shares which they hold directly are registered properly to take part in the company's Annual General Meeting.

The minority rights of the shareholders, in particular those resulting from Sections 122, 126, 127, and 131 of the German Stock Corporation Act (AktG), remain unaffected by this pool agreement.

(2)	The first pool meeting is convened at the invitation of the Executive Board at DBAG. Paragraph 3 of this provision applies accordingly to the first convening. During the first pool meeting, the pool members elect a pool spokesperson with a majority of three quarters of the pool shares effectively represented at the first pool meeting. This pool spokesperson then in particular convenes and conducts the pool meetings, determines the voting procedure, prepares and announces resolutions, and represents the GbR towards third parties. The Executive Board at DBAG manages the voting procedure for election of the first pool spokesperson (Section 3 (1) of this agreement applies here accordingly). If no majority as per Sentence 1 is achieved, Section 3 (4) and (5) of this agreement applies accordingly. The pool spokesperson is authorized to represent the pool members at the company's Annual General Meeting. The pool spokesperson must be a member of the pool or a representative body of a pool member. A representative body of a pool member that sits on the Executive Board or Supervisory Board at the company cannot be elected as pool spokesperson. The respective spokesperson is elected for a period of three years. An acting pool spokesperson can also be discharged at any time by electing a new pool spokesperson pursuant to Section 3 of this agreement. The pool member whose representative body is a pool spokesperson also has a voting right. A deputy spokesperson is also elected in the same way. The deputy spokesperson represents the pool spokesperson if they are unable to exercise their office.

(3)	The pool meetings are held at the HQ of DBAG in Ziegelhäuser Landstraße 1, 69120 Heidelberg, Germany. Pool meetings are convened by the pool spokesperson with at least two weeks' notice, excluding the day on which the invitation is sent out and the day of the actual pool meeting itself. In urgent cases, the pool spokesperson can shorten the notice given appropriately. The pool spokesperson can issue invitations to the pool meeting verbally and via telephone, as well as by telex, fax, or e-mail. At the request of the pool spokesperson, resolutions can also be passed outside the pool meeting and be made in writing, by telex, verbally, via telephone, via fax, or by e-mail if no pool member expressly objects to this approach within an appropriate period of time, which itself is to be determined by the pool spokesperson.

(4)	Each pool member can be represented by a different pool member, their representative body, or a different person at the pool meeting or when casting votes outside pool meetings by issuing a written power of attorney. Each pool member can also cast their vote in writing or via telephone if a vote on a resolution takes place at a pool meeting. In this case, the vote is to be submitted to the pool spokesperson.

(5)	The pool spokesperson must draw up and sign a report for all resolutions passed in or outside a pool meeting and then make this available to all pool members within one week following passing of the resolution.

(6)	The invitation must arrive with each pool member at least one week before the pool meeting is held. The invitation must be made in writing.

(7)	If one contracting party is not present or not properly represented at the duly convened pool meeting, this has no impact on the ability of the pool meeting to pass resolutions. Each pool member is bound by the resolutions of the pool meeting.

(8)	Pursuant to Section 3, the pool meeting must pass a resolution that authorizes the pool spokesperson alone to specify the voting behavior for all resolution items and for all pool members at the Annual General Meeting (for example motions regarding rules of procedure, counter-motions, or election nominations of other shareholders) for which it was not possible to hold a vote during the pool meeting due to time constraints or for practical reasons.

Section 3 Resolutions

(1)	During the pool meeting, the pool spokesperson determines the sequence for working through the individual items on the agenda at the company's Annual General Meeting, insofar as no pool member objects to this. The pool spokesperson then also determines the sequence of votes with regard to the individual resolution voting options of the pool meeting for every single item on the agenda at the company's Annual General Meeting. This means that the pool spokesperson specifies the sequence in which votes will be cast via the various voting right exercise options (“Yes”, “No”, or “Abstain”) for every single item on the agenda at the company's Annual General Meeting (“voting procedure”). If one pool member or multiple pool members file an objection to the sequence determined for working through the individual items on the agenda at the Annual General Meeting or the voting sequence for the individual resolution options of the pool meeting, a vote must be held to determine the corresponding sequence pursuant to (6) of this provision.

(2)	A voting procedure comprises no more than three rounds of voting. It encompasses the vote on all voting right options at the company's Annual General Meeting (“Yes”, “No”, or “Abstain”) in the sequence that was determined in accordance with (1) of this provision until the required majority pursuant to Section 3 has been reached. The pool members have a voting right in each round of voting. Insofar as a majority required to pass a resolution in accordance with this provision has been reached, no more votes regarding further voting right exercise options will be held.

(3)	Following joint discussion, the resolutions of the pool meeting are passed with a majority of three quarters of the pool shares represented at the pool meeting, insofar as nothing to the contrary has been agreed on the basis of (4) or (5) of this provision. In the first voting procedure, each duly represented pool share may cast one vote at the pool meeting. When voting on pool meeting resolutions, any abstentions are regarded as votes not cast. Insofar as there are any ambiguities or doubts with regard to ownership of pool shares of one or more pool members, the pool member(s) in question is/are obligated to provide evidence of their pool share ownership.

(4)	Insofar as none of the voting right exercise options at the company's Annual General Meeting (“Yes”, “No”, or “Abstain”) achieved the required majority in the first voting procedure, another voting procedure is held pursuant to (2) of this provision (the “2nd voting procedure”), during which each properly represented pool member is granted one vote in each round of voting (voting right based on “headcount”) – regardless of how many shares in the company they hold – and the resolution is then passed in the 2nd voting procedure with a majority of three quarters of the votes represented at the pool meeting (“headcount”).

(5)	Insofar as none of the voting right exercise options at the company's Annual General Meeting (“Yes”, “No”, or “Abstain”) achieved the required majority in the 2nd voting procedure, a third voting procedure (the “3rd voting procedure”) is then held, during which each properly represented pool member is granted one vote in each round of voting (voting right based on “headcount”) – regardless of how many shares in the company they hold – and the resolution is then passed in the 3rd voting procedure by a simple majority of the votes duly represented at the pool meeting.

(6)	In the case of resolutions of the pool members that offer more than two options and can be passed in multiple ways, the pool spokesperson decides the sequence of the options to be put to vote, insofar as no pool member objects to this. Insofar as a pool member objects to the voting proposal of the pool spokesperson, a vote must be held on the voting proposal. For this vote on the voting sequence, the relative majority following calculation of the votes as per paragraph 3 prevails. The same applies mutatis mutandis to Supervisory Board elections.

(7)	Insofar as a pool member or their representative body is not entitled to vote at the company's Annual General Meeting as per the regulations of the German Stock Corporation Act (AktG) or the German Securities Trading Act (WpHG), they also do not have a voting right in the pool. The voting right resulting from the respective shares also cannot be exercised by the pool spokesperson at the Annual General Meeting.

Section 4 Counter-motions and election nominations;
supplementary motions

(1)	The pool members undertake among one another not to submit any counter-motions or election nominations at the company's Annual General Meeting that the pool meeting has not previously approved, unless the pool spokesperson or their representative at the Annual General Meeting convenes an extraordinary pool meeting at short notice during the company's Annual General Meeting, in which at least 75 percent of all pool shares are duly represented (“quorum”). Pursuant to Section 3 of this agreement, the quorum can then pass a resolution on lodging of counter-motions and election nominations at the company's Annual General Meeting with effect for all pool shares that are duly represented at the Annual General Meeting. If a resolution of this kind is passed with a corresponding majority pursuant to Section 3 of this agreement, the resolution on the uniform voting behavior for the corresponding motion or proposal is included in the resolution on lodging of such a counter-motion or election nomination.

(2)	During the pool meeting, each pool member is entitled to propose election nominations or counter-motions regarding items on the agenda at the company's Annual General Meeting by submitting a motion to the pool meeting to vote on the corresponding election nomination or counter-motion (“proposal of a pool member”). The proposal of a pool member should be drawn up in text form and made available for the pool spokesperson to read out during the pool meeting. As per Section 3 of this agreement, the pool spokesperson must submit a proposal of a pool member regarding a specific item on the agenda at the company's Annual General Meeting prior to the respective vote. The pool member submitting the election nomination or the counter-motion to the pool meeting is – subject to other legal grounds for exclusion – not excluded from their voting right.

(3)	If the proposal of a pool member is approved by the pool meeting with a corresponding majority pursuant to Section 3 of this agreement, the pool spokesperson is then obligated to present the proposal of the pool member (at the latest) during the company's Annual General Meeting.

(4)	Pursuant to Section 2 (8) of this agreement, the pool spokesperson determines, under their own responsibility, the voting procedure for counter-motions and election nominations of other shareholders (“proposal of a shareholder”) at the company's Annual General Meeting, insofar as the pool meeting granted this spokesperson a corresponding authorization. If the authorizing resolution was rejected with the necessary majority pursuant to Section 2 (8), the pool spokesperson must then instruct all pool members that are eligible to vote on the resolution (including the actual pool spokesperson) to unanimously abstain from voting on the proposal of the shareholder.

(5)	The provisions of this agreement apply accordingly to requests to add new items to the agenda at the company, regardless of who makes such requests.

Section 5 Disposals or encumbrances of shares in the company

(1)	The pool members are entitled to dispose of or encumber their shares wholly or partially without the need for approval.

(2)	Anyone acquiring shares governed by this agreement does not become a party to this agreement. If a contracting party sells all of their shares in the company, this pool member exits this pool agreement as a party. However, the provisions of this agreement then continue to apply in full among the remaining pool members. If the former party later acquires shares in the company once again, they are not automatically re-entered in this agreement, but must first submit their express declaration of joining.

(3)	In the event of a valid challenge to the material transfer of all shares of a former contracting party, this contracting party does not then resume a position as a contracting party of this pool agreement.

Section 6 Term of agreement

(1)	This agreement is concluded for an undetermined duration, however, at least until the end of September 30, 2020. It can be terminated by any contracting party without providing reasons, although the notice period of four weeks must be observed. All terminations must be submitted in text form (an e-mail is sufficient). All such requests must also be presented to all other contracting parties. The cancellation period (notice given) starts with the latest date of receipt of the notice of termination.

(2)	The right to termination for an important reason remains unaffected by this. An important reason is, in particular, if a contracting party violates the obligations resulting from Section 1 and Section 2 of this pool agreement. The penalty provisions pursuant to Section 8 of this pool agreement remain unaffected, even in the event of extraordinary termination. If there is an important reason for terminating a pool member, the other pool members must pass a resolution on this pursuant to Section 3 of this agreement in which the pool member to be terminated does not have a voting right.

(3)	If one pool member exits the agreement as the result of a proper termination, the provisions of the pool agreement continue to apply in full to the remaining pool members without any changes.

(4)	If a resolution has already been passed at the pool meeting when the termination declaration becomes effective, votes must still be cast consistently at the subsequent Annual General Meeting in line with the resolution passed during the pool meeting, despite the termination having already come into effect.

Section 7 Registration of changes to the shareholder structure

(1)	Each contracting party is obliged to inform the company, the other respective party, of any change in the number of shares held within a period of four weeks, insofar as the change cannot be determined from publicly available sources. The notification is made in text form (an e-mail is sufficient). Other pool members must be notified immediately of any selling intention on the part of a pool member (an e-mail is sufficient).

(2)	If a pool member intends to sell pool shares in this way, the common understanding is that the pool shares to be sold are at least also offered to the remaining pool members for purchase.

Section 8 Contractual penalty

(1)	If a contracting party fails to observe the provisions in Section 1 (3) and Section 2 of this agreement and either fails to cast one or more votes resulting from the shares subject to this pool agreement or casts them in a way that is contrary to the resolution passed at the pool meeting, this contracting party must then pay each of the other pool members a total contractual penalty of € 100,000.00 per violation.

(2)	The right to demand damages or forbearance, as well as the right to extraordinary termination of this contractual relationship are not effected by payment of the contractual penalty. The contractual penalty is charged in addition to the damages.

Section 9 Final provisions

(1)	The obligations of this pool agreement do not come into effect until the end of the day on which this agreement is signed by all contracting parties. HDBH is not authorized to sign this agreement until it holds directly at least 1 share in the company.

(2)	Amendments and supplements to this pool agreement require a resolution of the pool meeting in writing. This also applies to any amendments and supplements of this written form clause.

(3)	Should a provision of this agreement become invalid or if the agreement contains a loophole, this does not otherwise affect the legal validity of this agreement. The void provision must then be replaced by a legally permitted ruling that corresponds economically to the intended purpose of the void provision as closely as possible, taking into account the preamble, as well as Section 1 of this agreement. If the invalidity of a provision is based on the level of a specific service or the timeframe stated therein, the legally permitted level of service or timeframe that comes closest to the intended purpose is considered as agreed. Any loopholes should be eliminated through interpretation of the agreement, taking into consideration the purpose of the agreement.

(4)	Heidelberg is the sole place of jurisdiction for all disputes resulting from and in the context of this pool agreement, its execution, and its termination, insofar as a sole place of jurisdiction can be effectively agreed between the pool members. Otherwise, the place of jurisdiction will be determined on the basis of legal provisions.

(5)	This pool agreement is subject to the law of the Federal Republic of Germany, insofar no laws of a different state are mandatory.

Heidelberg, January 28, 2020	Heidelberg, January 28, 2020
DELPHI Unternehmensberatung Aktiengesellschaft Wilhelm K. T. Zours (Director)	SPARTA AG Jens Jüttner (Member of the Executive Board)
Heidelberg, January 28, 2020	Heidelberg, January 28, 2020
Deutsche Balaton Biotech AG Rolf Birkert (Director)	Deutsche Balaton Aktiengesellschaft Rolf Birkert (Member of the Executive Board) Alexander Link (Member of the Executive Board)
Heidelberg, January 28, 2020	Heidelberg, January 28, 2020
Prisma Equity AG Rolf Birkert (Director)	ABC Beteiligungen AG Rolf Birkert (Director)
Heidelberg, January 28, 2020
Heidelberger Beteiligungsholding AG Ralph Bieneck (Director)